EXHIBIT 11

            INTERDIGITAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                      COMPUTATION OF NET INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)


                                                                     THREE MONTHS           SIX MONTHS
                                                                         ENDED                 ENDED
COMPUTATION OF PRIMARY EARNINGS PER SHARE:                           JUNE 30, 1995         JUNE 30, 1995
------------------------------------------                           ------------          ------------

Net Income Applicable to Common Shareholders                          $   20,597          $    40,735

Assumed interest income on excess proceeds of assumed
  option and warrant exercises                                                24                  --
                                                                      $   20,621          $    40,735

Weighted Average of Primary Shares:
     Common Stock                                                         44,071               43,507
     Assumed Conversion of Options and Warrants                            1,404                2,688

                                                                          45,475               46,195

Primary Earnings Per Share                                            $     0.45           $     0.88


A calculation for the three and six month periods ended June 30, 1994 have not been presented since the effect of the options and warrants would be anti-dilutive.

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